UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):   June 17, 2005

MUELLER WATER PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-116590	52-2175259
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

500 West Eldorado Street Decatur, IL 62522-1808
(Address of Principal Executive Offices)

(217) 423-4471

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

(a)           Entry Into a Definitive Merger Agreement With Walter Industries, Inc.

On June 17, 2005, the board of directors of Mueller Water Products, Inc. (the “Company”) unanimously approved, and the Company entered into, a definitive merger agreement (the “Merger Agreement”) among the Company, Walter Industries, Inc. (“Buyer”), JW MergerCo, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and DLJ Merchant Banking II, Inc., as the stockholders’ representative (“DLJ”).  Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, at the closing, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation.

The aggregate purchase price is approximately $1.91 billion, consisting of approximately $860 million in cash and the assumption of approximately $1.05 billion in Company debt, based on the Company’s balance sheet as of April 2, 2005, subject to the post-closing adjustments specified in the Merger Agreement based on the Company's working capital upon the closing of the transaction.  As a result of the merger, the Company’s shares of common stock will be converted into the right to receive the applicable merger consideration in cash at the closing, subject to the post-closing adjustments.  Upon closing of the transaction, the outstanding warrants of the Company will become rights to receive cash upon exercise of the warrants based on the number of shares underlying the warrants.

In order to provide for the return, if any, of the purchase price to Buyer as a result of the post-closing adjustments in the Merger Agreement, $25 million of the purchase price will be deposited into an escrow account pursuant to an escrow agreement (the “Escrow Agreement”) to be entered into at or before the closing by the Company, Buyer, DLJ, as the stockholders’ representative, and an escrow agent to be determined.  Any escrowed amount not returned to Buyer will be available for payment to the Company’s stockholders and warrant holders after completion of the post-closing adjustments.

Under the Merger Agreement and prior to closing, the Company will cause its subsidiary, Mueller Group, Inc. (“Mueller Group”), to commence a tender offer and consent solicitation for Mueller Group’s second priority senior secured floating rate notes due 2011.  Mueller Group’s senior credit facility will be refinanced at closing.  The Company’s 14 3/4% senior discount notes due 2014 and Mueller Group’s 10% senior subordinated notes due 2012 will remain outstanding after the transaction is completed.  However, holders of these notes will have the right to put them to their respective issuers following the change of control resulting from the consummation of the transaction in accordance with the respective indentures.

The transaction is subject to customary conditions to closing, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the funding of Buyer’s committed financing.  The consummation of the tender offer and consent solicitation for Mueller Group’s second priority senior secured floating rate notes due 2011 is expected to occur simultaneously with the consummation of the merger, but it is not a condition to closing.  The Company, Buyer, MergerCo and DLJ have made customary representations and warranties and covenants in the Merger Agreement.

The Merger Agreement also contains certain customary termination rights, including the right of any party to terminate the Merger Agreement if the merger is not consummated within 180 days after June 17, 2005.

The requisite stockholders of the Company, DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds and members of the Company’s senior management, have agreed to approve the Merger Agreement.

The Merger Agreement contains representations and warranties of the Company, DLJ, the Buyer and Merger Sub that they have made to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company, DLJ, Buyer and Merger Sub and may be subject to important qualifications and limitations agreed by and among them in connection with negotiating the terms of the Merger Agreement.  Moreover, certain representations and warranties may not be accurate or complete as of any specified date, because, among other reasons, they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among the parties thereto rather than establishing matters as facts.  For the foregoing reasons, no person should rely on these representations and warranties as statements of factual information in the Merger Agreement, and, for similar reasons, no person should rely on these representations and warranties as statements of factual information in the Escrow Agreement.

A copy of the Merger Agreement is filed herewith as Exhibit 2.1. The foregoing description is qualified in its entirety by reference to the full text of such Exhibit.

(b)           Entry Into Employment Agreements with Thomas E. Fish and with Doyce Gaskin

On June 17, 2005, the Company’s wholly-owned subsidiary, Mueller Group, Inc. (“Mueller Group”) entered into an employment agreement with Thomas E. Fish relating to his employment with Mueller Group, effective January 1, 2005, in the positions of Interim Chief Financial Officer and President of the piping systems products segment of Mueller Group’s business.  As previously disclosed, Mr. Fish was appointed Interim Chief Financial Officer in January 2005, and he has served as president of the piping systems segment since 1999.  In addition, on June 17, 2005, Mueller Group entered into an employment agreement with Doyce Gaskin relating to his employment with Mueller Group, effective June 1, 2005, in the position of Vice President, Manufacturing – Water Infrastructure Segment.  Mr. Gaskin has served as vice president of manufacturing for Mueller Co., a wholly-owned subsidiary of the Company, since February 1999.

The term of employment under each employment agreement is one year, commencing on the effective date, and renewing thereafter for successive periods of one year each.

Under his employment agreement, Mr. Fish’s annual base salary from January 1, 2005 through February 28, 2005 was $245,000 and from and after March 1, 2005 is $275,000.  Mr. Gaskin’s annual base salary is $200,000 under his employment agreement.  Each employment agreement provides that the covered employee’s base salary shall be reviewed no less frequently than annually by the compensation committee of the board of directors of the Company and shall be increased by an amount that is at least equal to the greater of: (i) 4% of the employee’s base salary in effect immediately prior to such adjustment, or (ii) the product of (A) the cost of living increase (as defined in each employment agreement) and (B) the employee’s base salary in effect immediately prior to such adjustment.

Mr. Fish is entitled under his employment agreement to receive an annual bonus equivalent to not less than 30% of the bonus pool applicable to compensate senior executives of Mueller Group’s piping systems products segment, and, for the fiscal year ending September 30, 2005, a discretionary bonus of not less than $200,000.  Mr. Gaskin is entitled under his employment agreement to receive an annual bonus equivalent to not less than 15% of the bonus pool established from time to time by the board of directors based on the annual EBITDA of the water infrastructure segment operating units set forth in his employment agreement.  Each employee also is entitled to participate in the benefit programs available to Mueller Group employees generally, and employees in the class of senior executives of Mueller Group.

Under each employment agreement, if the covered employee’s employment is terminated by Mueller Group without cause, other than upon his death or disability (as defined in each employment agreement), or by the employee for good reason (as defined in each employment agreement) the employee will be entitled to receive payment of a severance benefit in an amount equal to the sum of (A) 18 months’ base salary, plus (B) 150% of the annual bonus paid or payable to the employee for the fiscal year immediately preceding the fiscal year in which termination occurs.  In addition, the Company will waive its rights of repurchase with respect to any of the equity securities of the Company then held by the covered employee.  Mueller Group’s obligation to make such severance payments is conditioned upon the execution by the employee of a release of Mueller Group and certain other parties from certain complaints, claims, demands, liabilities and rights.  These severance rights supersede and replace any rights these employees had to severance under any other arrangement or agreement with Mueller Group, including the Mueller Group Key Employee Severance Plan.

In the event a covered employee’s employment is terminated as a result of his death or disability, he or his heirs or estate, as applicable, will be entitled to receive the employee’s base salary through the end of the fiscal year in which the termination occurs, reimbursement of expenses incurred prior to such termination and any bonus payment payable to the employee for the fiscal year in which the termination occurs, prorated through the date of termination.

Both employees are subject to certain confidentiality and non-competition provisions under the employment agreements.

A copy of the Employment Agreement with Thomas E. Fish and a copy of the Employment Agreement with Doyce Gaskin are filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively.  The foregoing description is qualified in its entirety by reference to the full text of each such Exhibit.

(c)           Amendment and Restatement of Key Employee Severance Plan

On June 17, 2005, the Mueller Group board of directors unanimously approved the amendment and restatement of the Mueller Group, Inc. Key Employee Severance Plan (renamed the First Amended and Restated Mueller Group, Inc. Key Employee Severance Plan) effective as of March 1, 2003 (the “Restated Plan”).  The Restated Plan amends the original Mueller Group Key Employee Severance Plan by: 1) expanding the number of eligible employees entitled to the severance benefit, equal to 18 months of the employee’s base salary, provided by the plan, 2) adding a new class of eligible employees under the plan who will be entitled to a severance benefit equal to 12 months of the employee’s base salary; and 3) removing Thomas Fish as an eligible employee under the plan.  Severance benefits under the plan are payable upon specified terminations of employment occurring within 12 months following a change of control, as defined in the plan.  Mueller Group’s obligation to make such severance payments is conditioned upon the execution by the employee of a release of Mueller Group and certain other parties from certain claims, demands, liabilities and rights.

A copy of the Restated Plan is filed herewith as Exhibit 10.3. The foregoing description is qualified in its entirety by reference to the full text of such Exhibit.

(d)           Transaction Bonus

On June 17, 2005, the Company’s board of directors approved the payment in cash upon the closing of the acquisition of the Company by Buyer pursuant to the Merger Agreement of an aggregate of $10 million in transaction bonuses to selected employees of the Company and its subsidiaries.  By unanimous written consent dated June 21, 2005, the Company’s board of directors approved the employees entitled to receive such transaction bonuses and the transaction bonus amount payable to each such employee.  Each of the Company’s named executive officers will be entitled to the transaction bonus amount listed next to his name upon closing of the acquisition:

Name of Officer	Amount of Transaction Bonus
(In Millions)
Dale B. Smith	$3.50
Thomas E. Fish	1.00
George P. Bukuras	1.00
Darrell Jean	1.50
Doyce Gaskin	0.75

Item 8.01  Other Events.

On June 19, 2005, the Company issued a press release announcing that its board of directors and the board of directors of Walter Industries, Inc. (NYSE: WLT) unanimously had approved, and the companies had executed the Merger Agreement, whereby Walter Industries will acquire the Company.  The press release is furnished herewith as Exhibit 99.1.

On June 20, 2005, the Company issued a press release summarizing the treatment of the Company’s debt in the previously disclosed agreement to acquire the Company.  The press release is furnished herewith as Exhibit 99.2.

The information provided in Item 8.01of this Current Report on Form 8-K and in the attached Exhibits 99.1 and 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Title

2.1	Agreement and Plan of Merger dated as of June 17, 2005 among Mueller Water Products, Inc., Walter Industries, Inc., JW MergerCo, Inc. and DLJ Merchant Banking II, Inc., as stockholders’ representative

10.1*	Employment Agreement by and between Mueller Group, Inc. and Thomas E. Fish dated June 17, 2005.

10.2*	Employment Agreement by and between Mueller Group, Inc. and Doyce Gaskin dated June 17, 2005.

10.3*	First Amended and Restated Mueller Group, Inc. Key Employee Severance Plan Effective as of March 1, 2003

99.1	Press release of Mueller Water Products, Inc. issued on June 19, 2005 announcing the Acquisition of Mueller Water Products, Inc. by Walter Industries, Inc.

99.2	Press release of Mueller Water Products, Inc. issued on June 20, 2005 summarizing the Treatment of Debt of Mueller Water Products, Inc. in the Acquisition

*       Filed as an Exhibit to the Mueller Group, Inc. Form 8-K filed on June 21, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2005	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Dale B. Smith
Dale B. Smith
President and Chief Executive Officer